UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                               (AMENDMENT NO. 1)*

                          Gabelli Asset Management Inc.
                                (Name of Issuer)

                     Class A Common Stock, $0.001 par value
                         (Title of Class of Securities)

                                    36239Y102
                                 (CUSIP Number)

                               December 27, 2001
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [X]    Rule 13d-1(c)

        [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 36239Y102                          13G           PAGE 2 OF 4 PAGES
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1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      Chilton Investment Company, Inc.
      13-3667517
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                     (a) [ ]
                                                                     (b) [X]
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3.    SEC USE ONLY

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4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware
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                 5.       SOLE VOTING POWER
   NUMBER OF              849,300

    SHARES       ---------------------------------------------------------------
                 6.       SHARED VOTING POWER
 BENEFICIALLY             0

                 ---------------------------------------------------------------
   OWNED BY      7.       SOLE DISPOSITIVE POWER
                          849,300

     EACH        ---------------------------------------------------------------
                 8.       SHARED DISPOSITIVE POWER
   REPORTING              0

    PERSON

     WITH
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9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        849,300
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10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (See Instructions)                                                  [ ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        13.32%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (See Instructions)
        CO
--------------------------------------------------------------------------------

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CUSIP NO. 36239Y102                          13G           PAGE 3 OF 4 PAGES
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Pursuant to Rule 13d-2(b) of Regulation 13D-G under the Securities Exchange Act of 1934, as amended, the Schedule 13G initially filed on August 10, 2001 (the "Schedule 13G") by Chilton Investment Company, Inc. (the "Reporting Person"), with respect to the common stock, $0.001 par value (the "Common Stock") of Gabelli Asset Management, Inc., a New York corporation, is hereby amended by this Amendment No. 1 to the Schedule 13G to report a change in beneficial ownership. The Schedule 13G is hereby amended as follows:

Item 4 is hereby amended and restated in its entirety to read:

ITEM 4.        OWNERSHIP.

               (a)   Amount beneficially owned: 849,300 shares

               (b)   Percent of class: 13.3%

               (c)   Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote: 849,300
                     (ii)  Shared power to vote or to direct the vote: 0
                     (iii) Sole power to dispose or to direct the disposition
                           of: 849,300
                     (iv) Shared power to dispose or to direct the disposition of: 0

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CUSIP NO. 36239Y102                          13G           PAGE 4 OF 4 PAGES
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 4, 2002


                                       CHILTON INVESTMENT COMPANY, INC.



                                    By: /s/ Norman B. Champ III
                                       -----------------------------------------
                                       Name: Norman B. Champ III
                                       Title: Managing Director